Exhibit 99.1

For further information contact:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100
FOR IMMEDIATE RELEASE

PrivateBancorp, Inc. (Nasdaq:PVTB)

Declares quarterly cash dividend

Chicago, March 3, 2008 --- PrivateBancorp, Inc. announced that its board of directors declared a quarterly cash dividend of $0.075 per share payable on March 31, 2008 to stockholders of record on March 17, 2008.  This dividend is unchanged from the prior quarterly dividend of $0.075 per share.